O2 Essential Marketing Technologies Announces Agreement-in-Principle for up
                                       to
                          $6 Million Private Placement

MARINA DEL REY, Calif.--(BUSINESS WIRE)--Nov. 30, 2000-- 3Dshopping.com, d/b/a O2 Essential Marketing Technologies (AMEX:THD - news), a marketing and distribution solutions company primarily targeting businesses on the Internet, announced today that it has reached an agreement-in-principle with an institutional investor for a private equity financing.

O2 will sell 1,500 shares of its Series A Convertible Preferred Stock and five-year warrants to purchase 150,000 shares of common stock for an aggregate purchase price of $1.5 million in the first tranche of the private placement, which is expected to close later this week. The second tranche ($2.5 million) will close upon shareholder approval of the sale of the remaining Preferred Stock at the upcoming meeting of shareholders scheduled for January 2001. The third tranche (up to $2 million) could close early next year after O2 files a registration statement covering the shares underlying the Preferred Stock and Warrants.

O2 intends to use the net proceeds from the first tranche to support the ongoing expansion of its business. The Preferred Shares and Warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Safe Harbor Forward-Looking Statements
--------------------------------------
Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financing and other risks that are contained in the Company's reports filed from time to time with the Securities and Exchange Commission.

Contact:
     O2 Essential Marketing Technologies, Marina del Rey
     Stanley Athan, 310/301-6733
     http://www.o2emt.com
        or
     Shareholders Solutions
     Todd Adsit, 480/948-6420
     http://shareholders@share-holders.com
        or
     Coffin Communications Group
     Martin Halsall, 818/789-0100
     Martin.halsall@coffincg.com